Exhibit 99.1

For More Information Contact:
Justine E. Koenigsberg	Daniella M. Lutz
Senior Director, Corporate Communications	Corporate Communications Manager
(617) 349-0271	(617) 349-0205

FOR IMMEDIATE RELEASE

Strong Year of Execution Produces Solid 2004 Financial Performance
— TKT Exceeds Guidance on 2004 Revenue, Net Loss and Cash —

Cambridge, MA, February 23, 2005 — Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced its consolidated financial results for the three and twelve months ended December 31, 2004.

2004 Financial Highlights at a Glance

•	Replagal sales increased 35% compared to 2003

•	Operating expenses increased 12% compared to 2003

•	Net loss per share decreased 13% compared to 2003

•	Cash and marketable securities amounted to $155 million at year-end

“In 2004 we achieved quarter-over-quarter sales growth with Replagal and advanced our lead clinical programs at an impressive rate,” said Michael Astrue, President and CEO of TKT. “We expect 2005 will be another important year to achieve this same level of execution as we aim to bring the first approved therapy to Hunter syndrome patients, to expand our Replagal franchise, and to partner Dynepo outside the United States.”

Total revenues for the three and twelve months ended December 31, 2004 were approximately $23.0 million and approximately $78.1 million, respectively. Sales of Replagal™ (agalsidase alfa), TKT’s enzyme replacement therapy for Fabry disease, were approximately $22.5 million for the fourth quarter of 2004, which represents an increase of 45% over the same period in 2003 and an increase of 15% over the $19.5 million recorded in the third quarter of 2004. Compared to sales of approximately $57.2 million for the twelve months ended December 31, 2003, Replagal sales totaled approximately $77.4 million for the twelve months ended December 31, 2004, exceeding TKT’s forecasted range of $67 million to $77 million. A weaker dollar compared with the Euro contributed about $2.4 million and $6.5 million to the increase in revenues for the three months and year ended December 31, 2004, respectively.

Costs of goods sold in the fourth quarter of 2004 totaled approximately $7.5 million, or 33% of product sales, compared to approximately $1.4 million, or 9% of product sales, for the corresponding quarter in 2003. The increase in cost of goods sold was attributed to increased unit sales as well as costs incurred to improve the Replagal manufacturing process. For the twelve months ended December 31, 2004, cost of goods sold was approximately $16.4 million, or 21% of product sales, compared to approximately $12.5 million, or 22% of product sales, for the twelve months ended December 31, 2003.

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Research and development expenses totaled approximately $22.5 million in the fourth quarter of 2004, compared to approximately $18.3 million for the same period in 2003. For the year ended December 31, 2004, research and development expenses totaled approximately $88.1 million, compared to approximately $74.1 million for the same period in 2003. The increase in research and development expenses was attributed primarily to clinical trial and manufacturing costs associated with iduronate-2-sulfatase (I2S), enzyme replacement therapy for Hunter syndrome, and Gene-Activated® glucocerebrosidase (GA-GCB), enzyme replacement therapy for Gaucher disease, as well as contract manufacturing development costs for Dynepo™ (epoeitin delta), TKT’s Gene-Activated® erythropoietin product for the treatment of anemia associated with renal disease.

Selling, general and administrative (SG&A) expenses were approximately $13.3 million in the fourth quarter of 2004, compared to approximately $10.7 million for the same period in 2003. For the year ended December 31, 2004, SG&A was approximately $44.2 million, compared to approximately $36.6 million for the year ended December 31, 2003. The increase in SG&A for the three and twelve months ended December 31, 2004 was attributed primarily to higher sales and marketing expenses associated with incentive compensation of the European sales and marketing organization.

Net loss for the fourth quarter of 2004 was approximately $12.7 million, or $0.36 per share, compared to a net loss of approximately $14.7 million, or $0.43 per share, for the same period in 2003. For the twelve months ended December 31, 2004, net loss was approximately $65.9 million, or $1.89 per share, compared to a net loss of about $75.2 million, or $2.18 per share, for the twelve months ended December 31, 2003. TKT expected its net loss for 2004 to be in the range of $70.0 million to $75.0 million. Included in the net loss were foreign currency gains totaling approximately $7.7 million for the three months and year ended December 31, 2004, associated with amounts due from TKT Europe.

At year-end 2004, the company had cash, cash equivalents, and marketable securities of approximately $155.0 million, exceeding TKT’s guidance of $125.0 million to $140.0 million. Long-term debt totaled $94.0 million.

Selected 2004 Highlights and Upcoming Milestones

Replagal for Fabry Disease

•	TKT received marketing authorization for Replagal in Canada in February 2004 and in Taiwan in April 2004, increasing to 34 the number of countries where it is approved.

•	TKT raised its estimate of the size of the worldwide Fabry market from 5,000 patients to 8,000 — 10,000 patients.

•	TKT accelerated its Replagal sales targets and now expects to achieve Replagal sales of $95 to $105 million in 2005 and sales of greater than $100 million in 2006.

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•	Following the annual re-assessment of Replagal in Europe, the Committee for Human Medicinal Products (CHMP) issued a positive opinion reaffirming the favorable risk/benefit profile of Replagal.

I2S for Hunter Syndrome

•	In March 2004, TKT completed enrollment of its ninety-six patient pivotal trial evaluating I2S as a treatment for Hunter syndrome, making it the largest trial ever conducted for a lysosomal storage disorder. TKT expects to report top-line data in June 2005 and if the results are positive, to file applications for regulatory approval in the second half of 2005.

•	In July 2004, the FDA granted Fast Track designation to TKT for I2S. Fast Track regulations are designed to facilitate the development of products to treat serious or life-threatening diseases where an unmet medical need exists.

•	In September 2004, the FDA’s Office of Orphan Products Development awarded TKT a $300,000 development grant for I2S, which will cover a portion of the I2S pivotal trial costs.

•	In 2004, TKT’s second program for Hunter syndrome, designed to evaluate direct infusion of enzyme into the central nervous system (CNS), advanced into preclinical development. Research findings, presented at the American Society of Human Genetics’ 54th Annual Meeting, showed that repeated injections of I2S in animal models resulted in the accumulation of enzyme in various cells of the CNS. TKT intends to file an IND for its I2S CNS program in the first half of 2006.

GA-GCB for Gaucher Disease

•	In April 2004, TKT commenced an open-label Phase I/II clinical trial evaluating GA-GCB for the treatment of Gaucher disease in twelve patients. TKT expects the Phase I/II trial to conclude in the second quarter of 2005 and TKT intends to report top-line data during the second half of 2005.

•	Preliminary safety data from the Phase I/II study indicates that treatment was generally well-tolerated. These findings were presented at the American Society of Human Genetics Annual Meeting in October 2004.

Dynepo for Anemia

•	In March 2004, TKT regained exclusive rights to Dynepo outside the United States. Subject to the establishment of manufacturing and commercial capabilities in the European Union, TKT expects a commercial partner to offer Dynepo for commercial sale in Europe during the first half of 2006.

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•	In October 2004, TKT prevailed over Amgen in the U.K. Dynepo patent litigation. The House of Lords upheld an earlier unanimous Court of Appeal decision that activities relating to Dynepo do not infringe Amgen’s European patent and revoked the patent. TKT also appealed to the Federal Circuit a U.S. District Court decision that activities relating to Dynepo infringed certain claims of Amgen’s U.S. patents.

Research Pipeline

•	TKT initiated a new research program outside the lysosomal storage disease area for familial hypercholesterolemia (FH). TKT expects to complete research studies of TX-1501, its recombinant LDL receptor-transferrin fusion protein (LDLR/TF), in 2006.

Business Activities

•	In October 2004, TKT completed its acquisition of the 20% minority interest in TKT Europe-5S for approximately $62.0 million in cash. With this purchase, TKT now owns 100% of its European operations.

•	In May 2004, TKT raised approximately $94.0 million through the sale of senior convertible notes due in 2011.

•	TKT expanded its management team across the organization with the appointment and promotions of the following executives: Theresa Heggie, General Manager, Europe; Tamara Joseph, Vice President and General Counsel; Dr. Neil Kirby, Senior Vice President, Strategic Product Development; Dr. Kip Martha, Senior Vice President and Chief Medical Officer; Gregory D. Perry, Senior Vice President and Chief Financial Officer; and Linda Pettingell, Senior Vice President, Human Resources and Corporate Services.

Upcoming Presentations

•	In the first quarter of 2005, TKT will present at the SG Cowen Health Care Conference being held in Boston, Massachusetts, March 14-17, 2005 and the Lehman Brothers Healthcare Conference in Miami, Florida, March 30-April 1, 2005.

•	In the second quarter of 2005, TKT will present at several health care conferences including Deutsche Bank’s 30th Annual Health Care Conference in Baltimore, MD, May 2-4, 2005; The Rodman and Renshaw Techvest 2nd Annual Global Health Care Conference in Paris, France, May 4-6, 2005; Banc of America’s 2005 Health Care Conference in Las Vegas, NV, May 17-19, 2005; and Pacific Growth’s Life Sciences Growth Conference in San Francisco, CA, June 6-8, 2005.

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(a)	Conference Call and Webcast

TKT invites the public to participate on a conference call and live webcast with investment analysts beginning today, February 23, 2005, at 10:00 a.m. Eastern Time to discuss its fourth quarter and full year 2004 financial results and financial outlook for 2005 as well as an update on its Sarbanes Oxley assessment of internal controls compliance efforts. To participate by telephone, dial (913) 981-5533. A live audio webcast can be accessed on the TKT web site at www.tktx.com within the Investor Information section. A replay of the call will be available for two weeks beginning at 1:00 p.m. Eastern Time on February 23, 2005, by dialing (719) 457-0820 and using the access code: 6847230. A replay of the webcast will be archived on the TKT web site under Events in the Investor Information section.

About TKT
Transkaryotic Therapies, Inc. is a biopharmaceutical company primarily focused on researching, developing and commercializing treatments for rare diseases caused by protein deficiencies. Within this focus, the company markets Replagal™, an enzyme replacement therapy for Fabry disease, and is developing treatments for Hunter syndrome and Gaucher disease. Outside its focus on rare diseases, TKT intends to commercialize Dynepo™, its Gene-Activated® erythropoietin product for anemia related to kidney disease, in the European Union. TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe, Canada and South America. Additional information about TKT is available on the company’s website at http://www.tktx.com.

Forward-looking Statements
This press release contains forward-looking statements including statements regarding TKT’s development of certain products, including Replagal, I2S, GA-GCB and Dynepo, as well as statements containing the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including: whether any of the company’s products will achieve the commercial success anticipated by the company; the timing of submissions to and decisions by regulatory authorities regarding clinical trials and marketing and other applications; whether the FDA, the EMEA and equivalent regulatory authorities will grant marketing approval for the company’s products on a timeline consistent with TKT’s expectations, or at all; whether TKT will be able to complete clinical trials of its products on a timely basis; whether the results of clinical trials will be consistent with the results of earlier clinical trials of the company’s products and warrant submission of applications for regulatory approval for such products to the FDA and equivalent regulatory authorities; whether TKT and its third party manufacturers will be able to complete the manufacturing development necessary to satisfy regulatory requirements on a timeline consistent with TKT’s expectations or at all and to manufacture sufficient quantities of TKT’s products to satisfy both clinical trial requirements and commercial demand, or to manufacture material at all, if approved; the availability and extent of coverage from third party payors and the timing and receipt of reimbursement approvals for the company’s products; whether competing products will reduce any market opportunity that may exist; whether TKT will be able to enter into a collaboration agreement for Dynepo in Europe and whether such collaboration will be successful; results of ongoing litigation and the risks of future litigation; whether competitors will be able to limit access to markets in which TKT is attempting to sell Dynepo, through legal maneuvering or otherwise; the need for cash; and other factors set forth under the caption “Certain Factors That May Affect Future Results” in the company’s quarterly report on Form 10-Q for the quarter ending September 30, 2004, which is on file with the Securities and Exchange Commission and which factors are incorporated herein by reference. While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.

Gene-Activated® is a registered trademark and Replagal™ is a trademark of Transkaryotic Therapies, Inc.

Dynepo™ is a trademark of Sanofi-Aventis SA.

- Financial Table to Follow -

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2004	2003	2004	2003
Product sales	$22,452	$15,487	$77,372	$57,225
License and research revenues	515	87	754	1,664

	22,967	15,574	78,126	58,889

Operating expenses:
Cost of goods sold	7,460	1,439	16,367	12,484
Research and development	22,474	18,332	88,148	74,062
Selling, general and administrative	13,299	10,694	44,192	36,557
Restructuring charges	940	1,137	3,970	12,461
Amortization of intangible assets	509	—	509	—
Intellectual property license expense	—	—	—	1,350

	44,682	31,602	153,186	136,914

Loss from operations before minority interest	(21,715)	(16,028)	(75,060)	(78,025)
Minority interest in net (income)/loss of consolidated subsidiary	—	(108)	55	(413)

Loss from operations after minority interest	(21,715)	(16,136)	(75,005)	(78,438)
Foreign currency exchange gain	7,702	—	7,685	—
Net interest income	1,308	876	1,877	2,704
Gain/(loss) on disposal of fixed assets	2	44	(431)	—
Other income	—	500	—	500

Net loss	$(12,703)	$(14,716)	$(65,874)	$(75,234)

Basic and diluted net loss per share	$(0.36)	$(0.43)	$(1.89)	$(2.18)

Shares used to compute basic and diluted net loss per share	34,811	34,585	34,796	34,559

Condensed Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
(In thousands)	2004	2003
Cash and marketable securities	$155,214	$180,947
Other current assets	51,276	44,392
Property and equipment, net	60,992	61,908
Goodwill	39,038	—
Intangible assets, net	21,931	—
Other assets	4,899	1,922

Total assets	$333,350	$289,169

Total current liabilities	$36,735	$21,149
Long term liabilities	8,304	9,285
Long term debt	94,000	—
Minority interest	—	413
Total stockholders’ equity	194,311	258,322

Total liabilities and stockholders’ equity	$333,350	$289,169